Exhibit 99.1

Cognex Reports Second Quarter 2026 Results

August 5, 2026 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the second quarter ended July 5, 2026.

Second-Quarter Financial and Operating Highlights

•Achieved record quarterly revenue of $291 million, driven by broad-based strength across most major end markets; second-quarter revenue increased 17% year over year, or 16% on a constant-currency basis.
•Operating margin was 29.4%; delivered an Adjusted EBITDA margin of 32.2%, up 1,150 basis points year over year, marking the eighth consecutive quarter of margin expansion.
•Net income per diluted share was $0.43; generated Adjusted diluted earnings per share of $0.45, up 80% year over year, representing the eighth consecutive quarter of growth.
•Issued full-year 2026 guidance anticipating strong double-digit revenue growth and significant year-over-year expansion in profitability.
•Announced the general availability of OneVision™, with hundreds of customers using the platform to accelerate configuration and deployment of AI-powered vision applications.

“Q2 was another strong quarter for Cognex and further evidence that our strategy is driving results,” said Matt Moschner, President and CEO. “We delivered exceptional performance, highlighted by record revenue, strong margin expansion, and significant earnings growth, which we believe reflects both a more favorable demand environment and focused execution across the business. We continue to make meaningful progress against our strategic objectives to extend our leadership in AI-enabled machine vision, deliver the leading customer experience in the industry, and double our customer base."

Mr. Moschner continued, "We believe that diversification is central to the next chapter of Cognex’s growth. We are focused on broadening our reach across customers, channels, adjacencies and end markets, while prioritizing the automation challenges where we expect our technology can create the most value. We believe this strategy will position Cognex to shape the future of AI-enabled machine vision and deliver more sustainable and profitable growth over time."

Dennis Fehr, CFO, added, “We believe that our Q2 performance underscores the strength of our profitable growth strategy and the strong leverage in our financial model. We are continuing to transform our operating model to drive higher productivity, support sustainable margin expansion, and strengthen our ability to scale efficiently over time. We believe that this disciplined approach will enable us to support Cognex’s long-term growth objectives while reinforcing our commitment to creating shareholder value."

Financial Performance Highlights for the Second Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	July 05, 2026	June 29, 2025	Y/Y Change
Revenue	$291	$249	+17%

Operating Income	$86	$43	+100%
% of Revenue	29.4%	17.4%	+1,200 bps
Adjusted EBITDA[1]	$94	$52	81%
% of Revenue	32.2%	20.7%	+1,150 bps
Net Income per Diluted Share	$0.43	$0.24	+79%

Adjusted EPS (Diluted)[1]	$0.45	$0.25	+80%
1Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $291 million, compared with $249 million in the second quarter of 2025, an increase of 17%. Excluding the impact of foreign currency exchange (FX), revenue increased 16% compared to the prior year, driven by broad-based strength across most major end markets.

•Gross margin was 70.6% compared to 67.4% in the second quarter of 2025. Adjusted gross margin was 71.5% compared to 68.0% in the second quarter of 2025, an increase of 350 basis points. The year-over-year increase was primarily driven by favorable mix and volume. Tariff refunds were not a material contributor to the strong gross margin performance.

•Operating expenses were $120 million compared to $124 million in the second quarter of 2025, a decrease of 3%. Adjusted operating expenses were $119 million compared to $123 million in the second quarter of 2025, a decrease of 3%. On a constant-currency basis, Adjusted operating expenses decreased 5% year over year, primarily driven by disciplined cost management.

•Operating income was $86 million compared to $43 million in the second quarter of 2025, an increase of 100%. Operating margin was 29.4% compared to 17.4% in the second quarter of 2025, an increase of 1,200 basis points. Adjusted operating margin was 30.7% compared to 18.7% in the second quarter of 2025, an increase of 1,200 basis points.

•Adjusted EBITDA was $94 million compared to $52 million in the second quarter of 2025, an increase of 81%. Adjusted EBITDA margin was 32.2% compared to 20.7% in the second quarter of 2025, an increase of 1,150 basis points. The year-over-year expansion was driven by revenue growth and favorable mix.

•Net income of $73 million compared to $41 million in the second quarter of 2025, an increase of 78%. Adjusted net income of $76 million compared to $43 million in the second quarter of 2025, an increase of 77%.

•Net income per diluted share was $0.43 compared to $0.24 in the second quarter of 2025, an increase of 79%. Adjusted diluted earnings per share were $0.45 compared to $0.25 in the second quarter of 2025, an increase of 80%.

Balance Sheet and Cash Flow Highlights

•As of July 5, 2026, Cognex’s financial position remained strong, with $755 million in cash and investments and no debt.

•During the second quarter, Cognex generated $69 million of cash from operating activities compared to $43 million in the second quarter of 2025, an increase of 60%.

•During the second quarter, Cognex generated Free Cash Flow (FCF) of $68 million compared to $40 million in the second quarter of 2025, an increase of 70%. Second quarter FCF conversion rate was 93% of net income and 89% of Adjusted net income. Trailing twelve-month FCF conversion rate was 153% of net income and 114% of Adjusted net income.

•Cognex paid $14 million in dividends to shareholders in the second quarter.

Dividend
On August 5, 2026, Cognex's Board of Directors declared a quarterly cash dividend of $0.085 per share. The dividend is payable on September 3, 2026, to all shareholders of record at the close of business on August 20, 2026.

Guidance

Cognex issued third-quarter and full-year 2026 guidance; details are summarized in the tables below.

Table 1: Third-Quarter 2026 Guidance

(Dollars in millions, except per share amounts)	Q3 2026 Guidance	Q3 2025 Results	Q3 2025 Results ex CP*	Y/Y Change**	Y/Y Change** ex CP*
Revenue	$300 - $320	$277	$264	+12%	+17%

Adj. EBITDA Margin[1]	32% - 35%	24.9%	22.1%	+860 bps	+1,140 bps

Adj. EPS (diluted)[1]	$0.50 - $0.54	$0.33	$0.28	+58%	+86%

Table 2: Full-Year 2026 Guidance

(Dollars in millions, except per share amounts)	2026 Guidance	2025 Results	2025 Results ex CP*	Y/Y Change**	Y/Y Change** ex CP*
Revenue	$1,130 - $1,150	$994	$982	+15%	+16%

Adj. EBITDA Margin[1]	29% - 31%	21.5%	20.7%	+850 bps	+930 bps

Adj. EPS (diluted)[1]	$1.64 - $1.68	$1.02	$0.97	+63%	+71%

* Excluding the one-time benefit from the commercial partnership with a medical lab automation channel partner (the “CP”).
** At the midpoint of guidance.

1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. In Q3 2025 the GAAP operating margin was 20.9% and GAAP earnings per share (diluted) were $0.10, and in full-year 2025, the GAAP operating margin was 16.3% and GAAP earnings per share (diluted) were $0.68.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on August 6, 2026, at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 or (201) 389-0911 if outside the United States.

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward-Looking Statements

Certain statements made in this report, as well as oral statements made by Cognex Corporation ("Cognex", "we", "us", "our", or the "Company") from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers can identify these forward-looking statements by our use of the words "expects," "anticipates," "estimates," "potential," "believes," "projects," "intends," "plans," "aims," "will," "may," "shall," "could," "should," "opportunity," "goal," "objective," "target," "milestone" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, financial targets, milestones and related timing expectations, the impacts of our strategic portfolio review, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities including our salesforce transformation, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities including expected annualized operating expense reductions, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, financial and operating models, acquisitions, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products, the inability to develop new products, and the inability to achieve growth through expanding and adjacent markets; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and effectively plan for succession, while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars and conflicts involving Iran, Ukraine, and Israel and those that may arise in the future in the geographies where we conduct business; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) the inability to effectively scale our operations and salesforce to support a significantly expanded customer base in an increasing number of geographies; (9) information security breaches and other cybersecurity threats; (10) the failure to comply with laws or regulations relating to data privacy, data protection, artificial intelligence, or other automated technologies; (11) the inability to protect our proprietary technology and intellectual property; (12) the inability to manage direct and indirect disruptions to our supply chain, which could cause delays in obtaining components for our products at reasonable prices; (13) the failure to manufacture and deliver products in a timely manner; (14) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices, including memory chips; (15) the inability to design and manufacture high-quality products; (16) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive end markets; (17) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (22) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (23) stock price volatility; (24) our involvement in time-consuming and costly litigation or activist shareholder activities; and (25) the failure to effectively transform our operating model, manage our expenses, and achieve expected cost reductions. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Annual Report"), as updated by Part II - Item 1A of our Quarterly Reports on Form 10-Q as filed with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	July 5, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$302,521	$262,925
Current investments	101,849	74,037
Accounts receivable, net of allowance for credit losses of $726 and $728 in 2026 and 2025, respectively	216,232	146,713
Unbilled revenue	12,684	16,980
Inventories	142,839	137,889
Prepaid expenses and other current assets	73,755	58,702
Total current assets	849,880	697,246
Non-current investments	350,643	305,339
Property, plant, and equipment, net	81,452	86,015
Operating lease assets	68,543	72,310
Goodwill	381,385	386,279
Intangible assets, net	64,464	81,100
Deferred income taxes	377,830	383,272
Other assets	4,453	4,994
Total assets	$2,178,650	$2,016,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,060	$50,203
Accrued expenses	80,586	91,397
Accrued income taxes	9,126	9,141
Deferred revenue and customer deposits	48,978	21,094
Operating lease liabilities	12,281	11,716
Total current liabilities	216,031	183,551
Non-current operating lease liabilities	60,196	64,870
Deferred income taxes	248,888	250,512
Reserve for income taxes	21,963	24,269
Other liabilities	2,017	1,452
Total liabilities	549,095	524,654

Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2026 and 2025, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2026 and 2025, respectively; issued and outstanding: 168,217 and 166,997 shares in 2026 and 2025, respectively	336	334
Additional paid-in capital	1,294,544	1,138,708
Retained earnings	397,135	406,355
Accumulated other comprehensive loss, net of tax	(62,460)	(53,496)
Total shareholders’ equity	1,629,555	1,491,901
Total liabilities and shareholders' equity	$2,178,650	$2,016,555

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Six-months Ended
	July 5, 2026	June 29, 2025	July 5, 2026	June 29, 2025

Revenue	$291,263	$249,093	$559,700	$465,129
Cost of revenue (1)	85,490	81,217	162,988	152,930
Gross profit	205,773	167,876	396,712	312,199
Percentage of revenue	70.6%	67.4%	70.9%	67.1%
Research, development, and engineering expenses (1)	32,391	33,102	69,416	67,829
Percentage of revenue	11.1%	13.3%	12.4%	14.6%
Selling, general, and administrative expenses (1)	87,865	91,341	181,906	174,845
Percentage of revenue	30.2%	36.7%	32.5%	37.6%
Operating income	85,517	43,433	145,390	69,525
Percentage of revenue	29.4%	17.4%	26.0%	14.9%
Foreign currency gain (loss)	(862)	(1,503)	(2,207)	(3,956)
Investment income	5,091	4,040	9,927	8,030
Other income (expense)	(446)	2,092	(2,053)	2,261
Income before income tax expense	89,300	48,062	151,057	75,860
Income tax expense	16,544	7,551	26,597	11,746
Net income	$72,756	$40,511	$124,460	$64,114
Percentage of revenue	25.0%	16.3%	22.2%	13.8%

Net income per weighted-average common and common-equivalent share:
Basic	$0.43	$0.24	$0.75	$0.38
Diluted	$0.43	$0.24	$0.74	$0.38

Weighted-average common and common-equivalent shares outstanding:
Basic	167,346	167,886	166,921	168,568
Diluted	169,989	168,563	169,166	169,553

Cash dividends per common share	$0.085	$0.080	$0.170	$0.160

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$592	$537	$1,517	$1,205
Research, development, and engineering	3,388	3,443	8,482	8,139
Selling, general, and administrative	7,232	8,314	13,146	12,889
Total stock-based compensation expense	$11,212	$12,294	$23,145	$22,233

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow and free cash flow conversion rate. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events (such as loss on sale of business).

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by net income or adjusted net income, as applicable.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended		Six-months Ended
	July 5, 2026	June 29, 2025	July 5, 2026	June 29, 2025

Gross profit (GAAP)	$205,773	$167,876	$396,712	$312,199
Acquisition and integration costs	218	211	434	453
Amortization of acquisition-related intangible assets	1,323	1,382	2,660	2,720
Reorganization charges	921	—	1,295	86
Adjusted gross profit	$208,235	$169,469	$401,101	$315,458
GAAP gross margin	70.6%	67.4%	70.9%	67.1%
Adjusted gross margin	71.5%	68.0%	71.7%	67.8%

Operating expense (GAAP)	$120,256	$124,443	$251,322	$242,674
Acquisition and integration costs	(15)	(259)	(30)	(797)
Amortization of acquisition-related intangible assets	(972)	(1,296)	(2,167)	(2,586)
Reorganization charges	(335)	—	(5,090)	(1,622)
Adjusted operating expense	$118,934	$122,888	$244,035	$237,669

Operating income (GAAP)	$85,517	$43,433	$145,390	$69,525
Acquisition and integration costs	233	470	464	1,250
Amortization of acquisition-related intangible assets	2,295	2,678	4,827	5,306
Reorganization charges	1,256	—	6,385	1,708
Adjusted operating income	$89,301	$46,581	$157,066	$77,789
GAAP operating margin	29.4%	17.4%	26.0%	14.9%
Adjusted operating margin	30.7%	18.7%	28.1%	16.7%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,358	5,095	8,830	10,178
Adjusted EBITDA	$93,659	$51,676	$165,896	$87,967
Adjusted EBITDA margin	32.2%	20.7%	29.6%	18.9%

Net income (GAAP)	$72,756	$40,511	$124,460	$64,114
Acquisition and integration costs	233	470	464	1,250
Amortization of acquisition-related intangible assets	2,295	2,678	4,827	5,306
Reorganization charges	1,256	—	6,385	1,708
Loss on sale of business	—	—	1,539	—
Discrete tax (benefit) expense	450	(211)	(729)	(518)
Tax impact of reconciling items	(1,102)	(891)	(3,740)	(2,256)
Adjusted net income	$75,888	$42,557	$133,206	$69,604

Earnings per share of common stock, diluted (GAAP)	$0.43	$0.24	$0.74	$0.38
Acquisition and integration costs	0.00	0.00	0.00	0.01
Amortization of acquisition-related intangible assets	0.01	0.02	0.03	0.03
Reorganization charges	0.01	—	0.04	0.01
Loss on sale of business	—	—	0.01	—
Discrete tax (benefit) expense	0.00	0.00	0.00	0.00
Tax impact of reconciling items	(0.01)	(0.01)	(0.02)	(0.01)
Adjusted earnings per share of common stock, diluted	$0.45	$0.25	$0.80	$0.41

Effective tax rate (GAAP)	18.5%	15.7%	17.6%	15.5%
Discrete tax benefit (expense)	(0.5)%	0.4%	0.5%	0.7%
Net impact of other reconciling items	0.4%	0.7%	0.8%	1.1%
Adjusted effective tax rate	18.5%	16.9%	18.9%	17.3%

Cash provided by operating activities (GAAP)	$69,153	$42,625	$114,246	$83,127
Capital expenditures	(1,532)	(2,194)	(4,289)	(4,695)
Free cash flow	$67,621	$40,431	$109,957	$78,432

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the three-month period ended July 5, 2026, these costs consisted primarily of severance and consulting fees.

Loss on sale of business:
•The Company has recognized a pre-tax loss related to the divestiture of its Japan-focused trading business, which includes direct costs associated with the divestiture incurred during the six-month period ended July 5, 2026.

Discrete tax (benefit) expense and tax impact of reconciling items:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Relations Contact:
Greer Aviv – Head of Investor Relations
Cognex Corporation
Greer.Aviv@cognex.com